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                 PUTNAM INDIVIDUAL RETIREMENT ACCOUNT PLAN


ARTICLE I
INTRODUCTION

     By executing the related Adoption Agreement, the Participant, or the Employer on behalf of the Participants, has established an Individual Retirement Account Plan for the exclusive benefit of the Participant(s) and his or their Beneficiaries intended to qualify under Section 408(a) or 408(c), in the case of a Plan established by the Employer on behalf of the Participants, of the Code.

ARTICLE II
DEFINITIONS

     As used in this Plan the following terms shall have the following meanings, unless a different meaning is plainly required by the context:
     2.1 "Agreement" shall mean the Adoption Agreement pursuant to which the Participant or the Employer has adopted the Plan.
     2.2 "Annuity" shall mean an annuity contract or participating in any annuity contract which is made available as a funding option by the Trustee to an Employer or a particular class of Participants under the Plan. Each such contract or participating interest, when it is issued in the name of any person other than the Trustee, shall provide that it is non-transferable, that the owner shall have no right or power to sell, assign, discount or pledge as collateral or security for the performance of any obligation or for any other purpose, any interest in such annuity contract other than to the issuer.
     2.3 "Beneficiary" shall mean the person or persons designated by a Participant pursuant to Section 7.4.
     2.4 "Code" shall mean the Internal Revenue Code of 1986, as it may be amended from time to time.
     2.5 "Compensation" shall mean wages, salaries, professional fees, or other amounts derived from or received for personal service actually rendered (including, but not limited to, commissions paid salesmen, compensation for services on the basis of a percentage of profits, commissions on insurance premiums, tips, and bonuses) and includes earned income, as defined in
Section 401(c)(2) of the Code (reduced by the deduction the self-employed individual takes for contributions to a plan qualified under Section 401(a) of the Code). For purposes of this definition, section 401(c)(2) shall be applied as if the term trade or business for purposes of section 1402 included service described in subsection (c)(6). Compensation shall not include any amounts derived from or received as earnings or profits from property (including, but not limited to, interest and dividends) or amounts not includible in gross income. Compensation shall not include any amount received as a pension or annuity or as deferred compensation. Compensation shall include any amount includible in the individual's gross income under Section 71 of the Code with respect to a divorce or separation instrument described in subparagraph (A) of Section 71(b)(2) of the Code.
     2.6 "Designated Beneficiary" shall mean the Beneficiary who is considered as such under Sections 401(a)(9) and 408 of the Code and the regulations promulgated thereunder.
     2.7 "Effective Date" shall mean the date on which the Employer or Participant signs the Agreement.
     2.8 "Employer" shall mean the employer or an association of employees (within the meaning of Section 408(c) of the Code) named in the Agreement, if any is so named.
     2.9 "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as it may be amended from time to time.
     2.10 "Excess Contribution" shall mean the amount of any contribution (other than a Rollover Contribution) made by or on behalf of a Participant for any Plan Year which is in excess of the contribution limitations under Sections 219 and 408(o) of the Code.
     2.11 "Investment Company Shares" shall mean shares issued by any registered investment company for which Putnam Investment Management, Inc., or its affiliate, serves as investment advisor, or for which Putnam Mutual Funds Corp., or its affiliate, serves as principal underwriter; provided, however, that in the case of any open-end investment company, the then current prospectus of such investment company offers its shares for purchase under the Plan.
     2.12 "IRA Account" shall mean the property held in trust by the Trustee for the account of the Participant and his Beneficiaries.
     2.13 "Participant" shall mean each individual named as a participant in the Agreement.
     2.14 "Plan" shall mean The Putnam Individual Retirement Account Plan set forth in this instrument, as it may be amended from time to time.
     2.15  "Plan Year" shall mean the calendar year.
     2.16 "Required Beginning Date" shall mean April 1 following the calendar year in which the Participant attains age 70 1/2.
     2.17 "Rollover Contribution" shall mean, after December 31, 1992, a rollover contribution described in Section 402(c), 403(a)(4), 403(b)(8), or 408(d)(3). Prior to January 1, 1990 a
Rollover Contribution includes a rollover contribution described in Section 402(a)(5), 402(a)(6), 402(a)(7), 403(a)(4), 403(b)(8),
or 408(d)(3) of the Code.
     2.18 "Simplified Employee Pension Program" shall mean an arrangement as defined in Section 408(k) of the Code.
     2.19 "Term Deposit" shall mean a deposit offered by a bank and which is made available as a funding option by the Trustee to an Employer or a particular class of Participants under the Plan.
     2.20  "Trustee" shall mean Putnam Fiduciary Trust Company.
     2.21 A pronoun in the masculine gender includes the feminine gender unless the context indicates otherwise.

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ARTICLE III
CONTRIBUTIONS

     3.1 For each Plan Year, contributions to the IRA Account of each Participant may be made in accordance with the following provisions:
          (a) The contribution made by or on behalf of each Participant may not exceed the less of $2,000 or 100% of the Participant's Compensation.
          (b) If the Participant has no Compensation (or elects to be treated as having no Compensation) and is the spouse of another Participant in a similar individual account retirement plan, the contribution may not exceed the amount in (a); provided, that the aggregate of (a) and (b) may not exceed the lesser of $2,250 or 100% of the spouse's Compensation.
          (c) A contribution on behalf of a Participant by an Employer pursuant to a Simplified Employee Pension Program shall be made in accordance with the terms of the Simplified Employee Pension Program and in accordance with Section 408(k) of the Code.
          (d) If the Participant has attained age 70 1/2 before the close of a Plan Year, no contribution may be made for the Plan Year except Rollover Contributions or Employer contributions made pursuant to a Simplified Employee Pension.
     3.2 In addition to the current cash contributions contemplated by Section 3.1, any Participant may cause a Rollover Contribution to be contributed to his IRA Account at any time.
     3.3 In no event shall a contribution, other than a Rollover Contribution or an employer contribution to a Simplified Employee Pension Program, by or on behalf of a Participant be made if (a) the contribution, when added to other contributions (other than Rollover Contributions) for the same Plan Year, exceeds the applicable limits set forth in Section 3.1, or (b) the contribution is not in cash.
     A Rollover Contribution shall not be accepted under the Plan unless it is in cash or is in a form of investment permitted under Article V.
     The Participant assumes sole responsibility for making sure that all contributions made to his IRA Account satisfy the applicable limits set forth in Section 3.1 and the Trustee shall have no duty to determine whether such contributions are in excess of such limits.
     3.4 The Employer shall notify the Trustee in writing or other medium acceptable to the Trustee of the amount of each contribution made by it on behalf of each Participant (and such Participant's spouse).
     3.5 For purposes of Section 3.1, a contribution to a Participant's IRA Account shall be deemed to have been made for the Plan Year in which it is made unless the Participant directs that it was made with respect to the preceding Plan Year. A contribution shall be deemed to have been made on the last day of the preceding Plan Year if the contribution is made on account of such Plan Year, and it is made no later than the due date of the Participant's Federal income tax return.
     3.6 The deductibility or non-deductibility of contributions made by or on behalf of the Participant (other than contributions made under Section 3.1(c)) shall be determined under Sections 219 and 408(o) of the Code. The Participant, and not the Trustee, determines whether contributions are deductible or non-deductible.

ARTICLE IV
PARTICIPANT'S IRA ACCOUNTS

     4.1 Each Participant's interest in his IRA Account shall be fully vested and nonforfeitable at all times.
     4.2 The Trustee shall keep records showing the amount of each Participant's interest in his IRA Account. The Trustee shall establish and maintain such other accounts and records as it deems in its discretion to be reasonably required in order to discharge its duties under the Plan.
     4.3 The Trustee shall have no duty to account for deductible contributions separately from nondeductible contributions. In determining the taxable amount of a distribution, the Participant shall only rely on his annual Federal income tax returns and not on any reports of the Trustee. The Trustee shall withhold Federal income tax from any distribution from the Participant's IRA Account as if the total amount of the distribution is includible in the Participant's income, unless otherwise permitted by applicable law.

ARTICLE V
INVESTMENT OF THE IRA ACCOUNT

     The Participant shall determine what proportion of each contribution by or on behalf of the Participant to the IRA Account shall be invested in Investment Company Shares, an Annuity, a Term Deposit, and/or in such other securities that are acceptable to the Trustee. The Participant shall from time to time direct the Trustee with respect to the investment and reinvestment of assets held in the IRA Account by means of written instructions given to the Trustee in such manner required by the Trustee. Notwithstanding the foregoing, the Employer may limit on the Agreement the funding choices available to the Participant.
     The Trustee shall invest all contributions made to the IRA Account and all income received thereon in the funding option(s) in accordance with the Participant's directions and shall reinvest in each such funding option all income, interest or other distributions thereon (unless directed otherwise by the Participant). If at any time investment instructions given by the Participant to the Trustee are unclear in the opinion of the Trustee, the Trustee may invest part or all of the assets in the IRA Account in the Putnam Daily Dividend Trust or any other similar fund. The Trustee reserves the right, however, when prudent, to postpone the investment of initial contributions for seven days from the date of adoption of the Agreement.
     The Participant may change the choice of funding options as often as desired but subject to any restrictions or penalties imposed by the underlying investment. Any such change shall be made in the manner required by the Trustee; except that the Employer may place further restrictions on the change of funding options by the Participant if the Employer so elects in the Agreement.
     The Trustee assumes no responsibility for rendering advice with respect to the investment and reinvestment of the Participant's IRA Account and shall not be liable for any loss incurred with respect to any investment made or retained in accordance with the Participant's instructions. The Participant shall have and exercise exclusive responsibility and control over the investment of the assets of his IRA Account in accordance with the terms of this Plan and the Agreement, and the Trustee shall have no duty to question his instructions in that regard or to advise him regarding purchase, retention, or sale of such assets.
     No part of the IRA Account shall be invested in life insurance contracts or in collectibles, as defined in Section 408(m) of the Code, except as otherwise permitted under Section 408(m)(3) which permits investment in certain gold and silver coins and coins issued under the laws of any state. No part of the IRA Account shall be commingled with any other property except in a common trust fund or common investment fund (within the meaning of Section 408(a)(5) of the Code and the regulations thereunder), and no part of the IRA Account shall be commingled with other property in any common trust fund or common investment fund which includes assets other than the assets of individual retirement accounts as described in Section 408(a) or (c) of the Code and the assets of trusts exempt from taxation under Section 501(a) of the Code which are parts of plans described in Section 401(a) of the Code.
     If the Participant authorizes the Employer to withhold contributions from the Participant's pay and remit them to the Trustee periodically, those contributions may be invested in a group trust maintained by the Trustee, and commingled with contributions made by other individual retirement plan participants pending allocation of the Participant's contributions to his IRA Account. The group trust assets shall be invested, and its earnings shall be allocated, as described in the Adoption Agreement signed by the Participant, and the governing instrument of that group trust shall be deemed to be adopted as a part of this Plan.

ARTICLE VI
POWERS AND DUTIES OF THE TRUSTEE

     6.1 Each Participant may direct the manner in which any Investment Company Shares and such other securities (including fractional shares) held in his IRA Account shall be voted with respect to any matters coming before any meeting of shareholders of the investment company which issued such shares. The Participant's directions must be in writing on a form approved by the Trustee, signed by the Participant and delivered to the Trustee within the time prescribed by it. Subject to any requirements of applicable law, the Trustee shall deliver to each Participant copies of any notices of shareholders' meetings, proxies and proxy-soliciting materials, prospectuses and the annual and other reports to shareholders which have been received by the Trustee with respect to Investment Company Shares and any other securities held for that Participant. The Trustee shall not vote any Investment Company Shares or any other securities except upon receipt by the Trustee of adequate written instructions from the Participant.
     6.2 In addition to and not in limitation of such powers as the Trustee has by law or under any other provisions of the Plan, the Trustee shall, subject to the limitations set forth in
Article V hereof, have the following powers:
          (a)  to deal with all or any part of the IRA Account;
          (b) to retain uninvested such cash as it may deem necessary or advisable, without liability for interest thereon;
          (c) to enforce by suit or otherwise, or to waive, its rights on behalf of the IRA Account, and to defend claims asserted against it or the IRA Account, provided that the Trustee is indemnified by the Participant to its satisfaction against liability and expenses;
          (d) to compromise, adjust and settle any and all claims against or in favor of it or the IRA Account;
          (e) to register securities in its own name (with or without indication of its fiduciary capacity hereunder), including commingling with other securities held by the Trustee as provided in
               Article V;
          (f) to enter into contracts or participating interests for investments permitted under the Plan;
          (g) to make, execute, acknowledge and deliver any and all instruments that it deems necessary or appropriate to carry out the powers herein granted; and
          (h) except as otherwise provided herein, generally to exercise any of the powers of an owner with respect to all or any part of the IRA Account.
     6.3 Within a reasonable period after (a) the end of each Plan Year and (b) the termination of the Plan, the Trustee shall render to each Participant, and to other persons as required by law, accounts for its administration under the Plan during the preceding Plan Year or interim period. The Trustee shall make reports regarding such accounts to the Commissioner of Internal Revenue or his delegate and individuals for whom the IRA Account is maintained with respect to contributions, distributions and such other matters as the Commissioner or his delegate may be required by regulation. The Participant or, in the case of a Plan adopted by an Employer, the Employer shall furnish such information as is necessary to prepare such reports. Such reports shall be filed at such time and in such manner and furnished to such individuals at such time and in such manner as may be required by regulation. The Trustee shall also give access to its records with respect to the Plan at reasonable times and upon reasonable notice to any person designated by a Participant or to any person required by law to have access to such records. Should no person or persons to whom an account is rendered, as required by law, file with the Trustee written objection to specific items in such account within a period of 60 days after its mailing, and commence legal proceedings within a further 60 days after the filing of written objection, the account shall be considered approved to the extent permitted by applicable law, with the same effect as though it had been judicially allowed. If any Participant, or any other person required by law to receive such accounts, files any exceptions or objections within such 60-day period with respect to any matters or transactions stated or shown in the account and questions raised in such exception or objections cannot be amicably settled, the Trustee or any person required by law to receive such accounts shall have the right to have such questions settled by judicial proceedings although the Participant or any person required by law to receive such accounts shall have, to the extent permitted by applicable law, only 60 days from the filing of written objection to the account to commence legal proceedings. Nothing herein contained shall be construed as depriving the Trustee of the right to have a judicial settlement of accounts. In any proceeding for a judicial settlement, the only necessary parties, except as required by law, shall be the Trustee and all persons to whom the accounting was rendered; and any judgment or decree entered in any such proceeding shall, to the extent permitted by applicable law, be binding and conclusive on all persons claiming to have any interest in the IRA Account.
     6.4 The Trustee shall be entitled to reasonable compensation for services, determined from time to time on such basis as shall be specified in the last preceding account rendered by the Trustee. Unless otherwise provided, the Trustee's compensation and all reasonable expenses incurred by it in the administration of the Plan shall be paid from the Participant's IRA Account. The Trustee is expressly authorized to cause IRA Account assets to be redeemed for the purpose of paying such amounts.
     6.5 Any corporation into which the Trustee may merge or with which it may consolidate or any corporation resulting from any such merger or consolidation shall be the successor of the Trustee, as the case may be, without the execution or filing of any additional instrument or the performance of any further act.
     6.6 Except as may otherwise be required by law and other provisions of this Plan,
          (a) the Trustee shall be responsible only for the management and disbursement of amounts actually contributed to the IRA Account;
          (b) the Trustee shall not have any responsibility for determining the correctness of the amount of any contributions, the propriety of any contribution as a Rollover Contribution, the failure of a Participant or an Employer to make the contributions provided for in the Agreement, the correctness of any disbursement made pursuant to the written directions of a Participant or an Employer, the taxable amount of a distribution or whether any Participant is an individual by or on behalf of whom deductible contributions within the meaning of Section 219 of the Code may be made;
          (c) the Trustee shall not be liable for any acts or omissions except its own negligence or bad faith in failing to carry out the terms contained in the Plan and the Agreement; and
          (d) the Trustee shall not be liable for any loss or breach caused by any Participant's exercise of control over assets in his IRA Account.

ARTICLE VII
PAYMENTS TO PARTICIPANT AND BENEFICIARY

     7.1 Subject to the further provisions of this Article VII, the Trustee shall make distributions to a Participant and/or his Beneficiary from the Participant's IRA Account in accordance with instructions in writing from the Participant (or his Beneficiary if the Participant is deceased). It shall be the responsibility of the Participant (or his Beneficiary if the Participant is deceased) to determine that any such distribution is in accordance with Sections 408(a)(6) and 408(b)(3) of the Code and the regulations promulgated thereunder. The Trustee shall not assume any responsibility to make any distributions to the Participant (or his Beneficiary if the Participant is deceased) unless and until such written instructions specify the occasion for such distribution, the amount of such distribution, the elected manner of distribution, and any written statement required by this Article VII. Prior to making any such distributions from the IRA Account, the Trustee shall be furnished with any and all applications, certificates, tax waivers, signature guarantees, and other documents (including power of any legal representative's authority) deemed necessary or desirable by the Trustee, but the Trustee shall not be liable for complying with written instructions which appear on their face to be genuine, or for refusing to comply if not satisfied that such instructions are genuine, and assumes no duty of further inquiry. Upon receipt of proper written instructions as required above, the Trustee shall cause the assets of the IRA Account to be distributed in cash and/or in Investment Company Shares or other securities, as specified in such written instructions, to the Participant (or his Beneficiary if the Participant is deceased).
     7.2 (a) Distributions to a Participant may be paid in any one or more of the following ways as the Participant may direct the Trustee in writing, on a form acceptable to the Trustee:
         (i)   in a lump sum in cash and/or in Investment
               Company Shares or other securities;
         (ii) in systematic monthly, quarterly, semiannual or annual installments in cash and/or in Investment Company Shares or other securities over a period not to exceed the life expectancy of the Participant or the joint life and last survivor expectancy of the Participant and his Designated Beneficiary;
         (iii) in systematic monthly, quarterly, semiannual or annual installments in cash and/or in Investment Company Shares or other securities over a period designated by the Participant;
         (iv) in a dollar amount designated by the Participant in cash and/or in Investment Company Shares or other securities;
         (v) in installments in cash consisting of current dividends and capital gains earned by the IRA Account;
         (vi) in installments in cash consisting only of current dividends earned by the IRA Account; or
         (vii) if the IRA Account is invested in an Annuity, in periodic payments under any form of annuity payment then available under the Annuity.
               Payments under the Annuity must be made in periodic payments at intervals of no longer than one year and must be either nonincreasing or increase only as provided in Q & A F-3 of section 1.401(a)(9)-1 of the Proposed Income Tax
               Regulations.
    (b)  With respect to any distributions made under this
Article VII to or on behalf of a Participant who has not attained the age of 59 1/2 (unless the distribution is made after the Participant's death or the Participant has become disabled), the Trustee prior to making a distribution must receive a written statement, on a form acceptable to it, addressed to the Trustee from that Participant declaring his intention as to the disposition of the amount distributed.
    A Participant shall be considered to be disabled only if he is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or to be of long continued and indefinite duration. All other distributions may be subject to any penalties imposed by the Code. Any distributions from the Term Deposit or Annuity may be subject to penalties and other conditions.
    7.3 Unless distribution of the entire balance standing in the credit of a Participant's IRA Account has commenced in accordance with Section 7.1 by the Participant's Required
Beginning Date, the Participant shall direct the Trustee to begin the distribution of his remaining balance in his IRA Account beginning no later than his Required Beginning Date pursuant to the distribution method specified in either Section 7.2(a)(i) or
(ii) as the Participant may select in writing on a form acceptable to the Trustee.
    If distribution is to be made over a period under Section 7.2(a)(ii) above, the minimum amount to be distributed for each year, beginning with the Participant's Required Beginning Date and each December 31 thereafter, shall be made in accordance with the requirements of Section 408(a)(6), Proposed Regulation
Section 1.408-8, and the incidental death benefit rules described in Proposed Regulation Section 1.401(a)(9)-2. Such minimum amount shall be at least an amount equal to the lesser of the balance standing to the credit of the Participant's IRA Account or the quotient obtained by dividing the Participant's entire interest in his IRA Account as of the close of business on December 31 of the preceding year by the life expectancy of the Participant or the joint life and last survivor expectancy of the Participant and his Designated Beneficiary, whichever is applicable. Life expectancy and joint and last survivor expectancy shall be computed by use of the return multiples contained in Section 1.72-9 of the Income Tax Regulation. The initial life expectancy or joint life and last survivor expectancy shall be computed using the attained ages of the Participant and his designated Beneficiary as of their birthdays in the year the Participant attains age 70 1/2. The life expectancy of the Participant (and the life expectancy of his spouse, if applicable) shall be recalculated annually using their attained ages as of their birthdays in the year for which the minimum annual payment is being determined. The life expectancy of any other Designated Beneficiary shall not be recalculated. If the Designated Beneficiary of a Participant is not his spouse, the method of distribution selected must assure that at least 50% of the present value of the amount available for distribution is paid within the life expectancy of the Participant. Therefore, the period over which annual distributions shall be made to the Participant and his Beneficiary shall not exceed the applicable period determined by use of the table contained in Section 1.401(a)(9)-2 of the Proposed Income Tax Regulations.
    7.4 If a Participant dies after his Required Beginning Date but before his entire interest in his IRA Account has been distributed or if the Participant dies before his Required
Beginning Date and payments have irrevocably commenced under an Annuity, the Participant's remaining interest in his IRA Account shall continue to be distributed to his Beneficiary at least as rapidly as under the method of distribution being used prior to the Participant's death. The Beneficiary shall be the person whom the Participant shall have designated in a writing prior to this death, which writing shall have been deposited with the Trustee in a form acceptable to it. Such designation may be changed by the Participant during his lifetime, except as otherwise provided by the terms of the Annuity, if applicable.
If no Beneficiary has been properly designated, or if no Beneficiary survives the Participant, distribution shall be made to the Participant's surviving spouse, or if no spouse, to his issue per stirpes, or if none, to his estate.
    7.5 If the Participant dies prior to his Required Beginning Date (except where the IRA Account has been invested in an Annuity and payments have irrevocably commenced), the following provisions shall apply:
    (a) Distribution to his Beneficiary may be made by one of the following methods as the Beneficiary shall request in writing on a form acceptable to the Trustee:
         (i)   lump sum in cash and/or in Investment Company
               Shares or other securities distributed no later than December 31 of the year containing the fifth anniversary of the Participant's death;
         (ii) in systematic monthly, quarterly, semiannual or annual installments in cash and/or in Investment Company Shares or other securities over a period of time ending no later than December 31 of the year containing the fifth anniversary of the Participant's death; provided, however, that the Trustee shall not be required to pay installments amounting to less than fifty dollars per month;
         (iii) in substantial equal monthly, quarterly, semiannual or annual installments in cash and/or in Investment Company Shares or other securities over a period of years not exceeding the life expectancy of the Designated Beneficiary;
               provided, however, that the Trustee shall not be required to pay installments amounting to less than fifty dollars per month; or
         (iv) if the IRA Account is invested in an Annuity, in periodic payments under any form of annuity payment then available under the Annuity.
    (b) The Beneficiary who is other than a surviving spouse shall elect one of the distribution methods described in (a) above no later than December 31 of the year following the year of the Participant's death and shall so inform the Trustee in writing. The Beneficiary who is a surviving spouse shall elect one of the distribution methods described in (a) above no later than December 31 of the year containing the fifth (5th) anniversary of the Participant's death and shall so inform the Trustee in writing. If the Beneficiary or Beneficiaries do not make such election, the Trustee shall make a distribution in cash in accordance with
         Section 7.5(a)(i) if the Beneficiary is other than the surviving spouse, and in accordance with Section 7.5(a)(iii) if the Beneficiary is the Participant's surviving spouse.
    (c)  If distribution is to be made in accordance with either
         Section 7.5(a)(iii) or (iv), it must commence by December 31 of the year following the year of the Participant's death; provided, however, that if the Participant's spouse is the Designated Beneficiary, distribution may be delayed until December 31 of the year the Participant would have attained age 70 1/2, if later. The minimum amount to be distributed each year shall be at least an amount equal to the lesser of the balance standing to the credit of the Participant's IRA Account or the quotient obtained by dividing the Participant's entire interest in his IRA Account as of the close of business on December 31 of the preceding year by the life expectancy of the Designated
         Beneficiary. The Beneficiary may elect at any time to receive a greater amount of distribution or to accelerate the method of distribution.
    Life expectancy shall be calculated by use of the return multiples specified in Section 1.72-9 of the Income Tax
Regulations. The initial life expectancy shall be computed using the attained age of the Designated Beneficiary as of his birthday in the year distributions are required to commence. Life expectancy of a surviving spouse shall be recalculated annually using the spouse's attained age as of the spouse's birthday in the year for which the minimum annual payment is being determined. In the case of any other Designated Beneficiary, payments for any calendar year after the year in which distributions are required to commence shall be based on the initial life expectancy minus the number of whole years passed since distribution first commenced.
    7.6 Notwithstanding the foregoing, if the Designated Beneficiary is the Participant's surviving spouse, such spouse may treat the IRA Account as the spouse's own individual retirement account (IRA). This election will be deemed to have been made if such surviving spouse makes a regular IRA contribution to the account, makes a rollover to or from such account, or fails to receive distribution pursuant to Section 7.4 or 7.5 above.
    7.7 In making distributions to a Participant, the Trustee shall, to the extent allowed by applicable law, be entitled to rely on the written certification by a Participant as to the Participant's and Designated Beneficiary's age or as to the Participant's having become disabled within the meaning of
Section 7.2(b).
    7.8 Whenever the consent of the Participant or a direction by the Participant is required under this Article VII, action by the Trustee may be taken without such consent or direction by reason of death, illness or absence of the Participant.
    7.9 Notwithstanding any of the foregoing, any Employer contribution to the IRA Account pursuant to a Simplified Employee Pension Program may be withdrawn by the Participant at any time.

ARTICLE VIII
RETURN OF EXCESS CONTRIBUTIONS; LIABILITY OF TAXES


8.1 If a Participant, an Employer on behalf of the Participant if the Agreement so provides, or the Commissioner of Internal Revenue notifies the Trustee in writing that there has been made by or on behalf of the Participant a contribution which has been determined by the Participant, the Employer or the Commissioner to be an Excess Contribution, or nondeductible contribution, the Trustee shall, as soon as practicable, pay to such Participant in cash (if permitted by the terms of the investment in his IRA Account) an amount equal to the amount of the Excess Contribution or nondeductible contribution made by him or on his behalf and, if the payment is made on or prior to the due date of the Participant's tax return (including extensions) for the year in which the Excess Contribution or nondeductible contribution was made, the net income attributable thereto (reduced by any administrative charge or penalty applicable thereto). Alternatively, the Participant may, by written instructions on a form acceptable to the Trustee, elect to treat the Excess Contribution and the net income attributable thereto (reduced by any administrative charge applicable thereto), to the extent it does not exceed the limitations under Section 219 and 408(o) of the Code, as a contribution for the Plan Year in which notice is received (and reducing, as is appropriate, the contributions that can be made under Section 3.1 for such Plan Year).
    8.2 If a Participant or an Employer on behalf of the Participant in the case of an IRA Account established under a Simplified Employee Pension Program, notifies the Trustee in writing that there has been an employer contribution to the IRA Account which is in excess of the limitation under Section 402(h) or 408(k)(6)(A)(iii) of the Code, the Trustee shall, as soon as practicable, pay to such Participant in cash (if permitted by the terms of the investment in his IRA Account) an amount equal to the amount of such excess employer contribution made on his behalf, as adjusted for income or loss, and reduced by any administrative charge or penalty applicable thereto.
    8.3 In the event the Trustee shall be required to pay any tax with respect to an IRA Account, the amount of such tax (including interest) shall be paid from such IRA Account.

ARTICLE IX
AMENDMENT AND TERMINATION


9.1 A Participant may at any time terminate the Plan adopted by the Participant, and an Employer may at any time terminate a Plan adopted by the Employer. Termination may be effected by delivering to the Trustee a written notice of termination addressed to the Trustee and signed by the Participant or the Employer. On termination, if permitted by the terms of the investment, distribution of the IRA Account (reduced by any penalty applicable thereto) shall be made by payment of a lump sum in cash and/or in Investment Company Shares or other securities to the Participant as the Participant elects. Upon complete distribution of the assets in the IRA Account, this Plan shall terminate and shall have no further force and effect and the Trustee shall be relieved from all further liability with respect to the Plan, the IRA Account, and all assets thereof so established.
    9.2 Putnam Fiduciary Trust Company may at any time and from time to time modify or amend this Plan as is necessary or appropriate to qualify this Plan as an Individual Retirement Account under Section 408(a) of the Code, or as is necessary or appropriate under any applicable law by delivering to the Trustee and mailing to the Employer, or, in the case of a Plan where there is no Employer, the Participant at his last known address shown on the books of the Trustee, a copy of such amendment.
Each Participant and each Employer shall be deemed to have consented to any modification or amendment so made. No amendment of this Plan shall cause any part of the IRA Account to be used for a purpose other than for the exclusive benefit of the Participant and his Beneficiary. No amendment shall change the rights, duties or responsibilities of the Trustee without the written consent of either of them.

ARTICLE X
TRANSFER TO OTHER QUALIFIED PLANS

    A Participant or an Employer, subject to the provisions of the Agreement and to the extent allowed by applicable law, may request the Trustee to transfer assets held in the IRA Account of the Participant or Participants to another bank or banks as custodian or trustee or to any other plan or plans maintained by the Participant or the Employer or the Employers of a Participant for the benefit of the Participant, provided the Trustee, before transfer, may at its discretion require an opinion of counsel satisfactory to it that the requirements of Section 401(a) or
Section 408, whichever is applicable, of the Code or any successor provision of law are satisfied by such other plan or plans; and provided, further, that the Trustee shall have the right to reduce from the amount to be transferred (a) any amounts referred to in Section 6.4, and (b) any amounts required to be distributed in the calendar year of the transfer to the Participant under Section 408(a)(6) or 408(b)(3) of the Code. Upon such transfer, the provisions of the plan to which such transfer is made shall govern and the provisions of this Plan shall have no further effect.

ARTICLE XI
RESIGNATION OF THE TRUSTEE


11.1 Either the Trustee may resign at any time upon thirty (30) days' notice, in writing, to the Participant or the Employer in the case of a Plan established by the Employer.
    11.2 Within thirty (30) days of the effective date of a successor trustee's appointment, the Trustee shall perform all acts necessary to transfer and deliver the assets and records of the IRA Account to its successor. However, the Trustee may reserve such portion of the IRA Account as it may reasonably determine to be necessary for payment of its fees and any taxes and expenses and any balance of such reserve remaining after payment of such fees, taxes and expenses shall be paid over to the successor.
    11.3 Resignation of the Trustee will not terminate the Plan adopted by an Employer or a Participant. In the event of any vacancy due to the resignation of the Trustee, the Trustee shall appoint a successor unless the Agreement is sooner terminated. Any successor Trustee shall be a "bank" within the meaning of
Section 581 of the Code or another person found qualified to act as a trustee or custodian under an individual retirement account plan by the Secretary of the Treasury, or his delegate. The appointment of a successor Trustee shall be effective upon receipt by the Trustee of such written acceptance which shall be submitted to the Participant, the Employer in the case of a Plan established by the Employer and the Trustee. In the event no successor Trustee is appointed within thirty (30) days after resignation becomes effective, each Participant or Employer may request the Trustee to transfer the assets held in the Participant's IRA Account as is provided in Article X.

ARTICLE XII
NOTICES


12.1 All notices required to be given by the Trustee to a Participant or an Employer shall be deemed to have been given when sent by mail to the address of the Participant or the Employer indicated by the Trustee's records.
    12.2 All notices required to be given by a Participant or an Employer to the Trustee shall be deemed to have been given when received by the Trustee.
    12.3 Whenever the Trustee is required or authorized to take any action under the Plan on the direction of a Participant, such action shall be taken on the direction of the duly appointed representative of the Participant or his estate, in the event of his incompetency or death.

ARTICLE XIII
SPENDTHRIFT PROVISION

    To the extent permitted by applicable law, a Participant's beneficial interest in the Plan shall not be assignable, subject to hypothecation, pledge, or lien, nor subject to attachment or receivership, nor shall it pass to any trustee in bankruptcy or be reached or applied by the legal process for the payment of any obligation of the Participant or any Beneficiary hereunder; provided, however, that in the case of the Participant's death the value of his IRA Account shall be paid, as provided in
Article VII; and provided, further, that the Participant (or the Trustee) shall have the right to direct the transfer or distribution of the value of his IRA Account, or any part thereof as provided in Article VII, VIII, X or XI.

ARTICLE XIV
GOVERNING LAW

    The terms of this Plan and the Agreement shall be construed, administered and enforced according to the laws of the Commonwealth of Massachusetts except to the extent such laws are preempted by the provisions of ERISA.